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                                                                      EXHIBIT 11


COMPUTATION OF PER SHARE EARNINGS

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                                                        Quarter Ended March 31,
                                                   ---------------------------------
                                                       2001                 2000
                                                   ------------         ------------
Diluted net income per share:
   Net (loss) income to common shareholders        $ (4,791,000)        $  2,540,000

   Average number of shares outstanding              10,507,313           10,507,313
   Net effect of dilutive stock options
       based on treasury stock method                       N/A                  N/A
                                                   ------------         ------------
   Total average shares                              10,507,313           10,507,313
                                                   ============         ============

   Diluted net (loss) income per share             $      (0.46)        $       0.24
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